FOR FURTHER INFORMATION:

Bill Hodges

Chief Financial Officer

919-913-1030

POZEN TO HOST INVESTOR AND ANALYST EVENT ON DECEMBER 8, 2009

—Medical Experts and Executive Leadership to Discuss Innovative

Product Platforms and New Commercialization Strategy—

CHAPEL HILL, N.C., December 3, 2009 – POZEN Inc. (NASDAQ: POZN) will hold an analyst and investor event on Tuesday, December 8th from 7:30 a.m. to 11:30 a.m. Eastern time at NASDAQ Marketsite in New York City.  John R. Plachetka, Pharm.D., Chairman, President and CEO and other company leaders will discuss POZEN’s new strategic focus and outline the proprietary pipeline.  A pioneer in strategic outsourcing using a royalty-based business model, POZEN is now focusing on maximizing the value of its product franchise through commercialization.

“By retaining control and commercializing our next generation of product candidates, we believe POZEN is building the model that will define a 21st century pharmaceutical company,” said Plachetka.  “We believe this new strategic focus has the potential to bring innovative, high quality and affordable products to market that will transform medicine and patients’ lives.”

Advancing the Power of Aspirin

The new commercial approach will model the POZEN development philosophy of owning core capabilities and strategically partnering or outsourcing the rest.   POZEN’s commercialization program will be initiated with the Company’s next generation of product candidates - the PA franchise.

At the meeting on December 8th, leading medical experts will  include: Paul Gurbel, MD, FACC, Associate Professor of Medicine, Johns Hopkins University and Director, Sinai Center for Thrombosis Research, Sinai Hospital of Baltimore, MD; Charles Fuchs, MD, MPH, Dana-Farber Cancer Institute and Associate Professor of Medicine, Harvard Medical School; and James Scheiman, MD, Professor of Medicine, Division of Gastroenterology, University of Michigan Medical School and Co-Chair American Heart Association/American College of Gastroenterology Consensus Document.  They will discuss the increasingly prominent role aspirin can play in a number of diseases and chronic conditions, as well the challenges related to aspirin’s GI toxicity.

“The aspirin therapies that POZEN is developing are promising,” said Dr. Gurbel.  “There is a tremendous need for a safer aspirin therapy for people who have a range of medical conditions or are at risk for developing cardiovascular events and other conditions, possibly even colorectal cancer.  The American Heart Association recommends aspirin therapy for people at high risk for heart attack, stroke, and unstable angina, but many people cannot tolerate chronic aspirin use due to gastrointestinal damage and other complications.  POZEN’s product pipeline may offer hope to patients who can’t tolerate the gastrointestinal side-effects related to chronic aspirin use,” added Gurbel.
Fifty million Americans use aspirin regularly for cardiovascular disease prevention.1

The meeting will be a live webcast and archived for replay.  It can be accessed by visiting the POZEN Web site at www.pozen.com.

About POZEN

POZEN Inc., headquartered in Chapel Hill, NC, is a pharmaceutical company committed to transforming medicines that transform lives.  Since its founding in 1996, POZEN has successfully created novel pharmacologic agents primarily for pain and pain-related conditions by combining existing drug therapies that result in superior patient outcomes.  Moving forward, POZEN is poised to become a model 21st century pharmaceutical company dedicated to ensuring that they produce cost-effective, evidence-based medicines; take a fresh approach to sales, marketing and medical education; and deliver high-quality, affordable pharmaceuticals to their customers. The Company’s common stock is traded on The NASDAQ Stock Market under the symbol “POZN”.  For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

1 -2024 Campbell CL, Smyth S, Montalescot G, and Steinhubl SR.  Aspirin dose for the prevention of cardiovascular disease. JAMA 2007; 297:2018

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet®; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2009. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

# # #